Exhibit 10.1

MAGMA DESIGN AUTOMATION

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (“Agreement”) is made as of the 29th day of March, 2008 (the “Effective Date”) by and between Magma Design Automation, Inc. (the “Company”) and Saeid Ghafouri (“Employee”). The parties desire to enter into this Agreement for the purpose of reaching an amicable Separation of their employment relationship and to promote harmonious relations in the future.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (each individually, a “Party” and collectively referred to as “the Parties”) hereby agree as follows:

1)	Termination Date. Employee’s employment at Magma ends on May 1, 2008 (“the Termination Date”).

2)	General Release and Consideration. In consideration of his or her receipt of the “Release Proceeds” described below, the Employee hereby releases, waives and forever discharges the Company from all asserted and unasserted claims relating directly or indirectly to his/her employment relationship with the Company. This Agreement also releases the Company’s subsidiaries, successors, assigns, officers, directors, shareholders, employees, servants, and agents from all such claims. The Employee understands and agrees that this Agreement will release the Company from all claims arising under any form of law, including, but not limited to, claims arising under any state or federal statute, constitutional provision, common law, executive order, or agency regulation.

3)	Additionally, the Employee understands and agrees that this Agreement will release the Company from all claims arising under any federal, state or local law which prohibits employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, veteran status, or any other such specially protected class. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. The Employee also understands and agrees that this Agreement will release the Company from all tort claims and all contract claims, including, but not limited to, claims for defamation, invasion of privacy, fraud, emotional distress, personal injury, wrongful discharge, breach of contract, breach of implied employment contract, and claims based on any covenant of good faith and fair dealing. The Employee understands and agrees that this Agreement releases the Company from any obligation to pay the Employee any other form of severance pay. Finally, the Employee understands and agrees that this Agreement releases the Company from all other claims that directly or indirectly relate to the Employee’s employment relationship with the Company. Excepted from this release are Employee’s rights of indemnity, statutory or otherwise, arising from his employment with the Company.

4)	The Company likewise agrees to release the Employee from any and all claims it may have against Employee, including but not limited to any claims that directly or indirectly relate to Employee’s employment relationship with the Company. This release does not apply to any claims the Company may have against the Employee arising from Employee’s future conduct.

5)	Release Proceeds. In consideration for this general release, the Company agrees to pay the Employee $261,250.00 in a lump sum amount (hereinafter “Release Proceeds”). Payment under this Paragraph 5 shall be made in compliance with Paragraph 7, but in no event less than eight (8) days after execution of this Agreement. Payment shall be made to Employee within ten (10) days of the Effective Date hereof.

6)	Return Of Company Property. Within three (3) business days of the Termination Date (the “Return Date”), Employee agrees to return all Company property remaining in his or her possession or under his or her control to the Company, including, but not limited to, credit cards, computers, external hard drives and hardware, cell phones, printers, fax machines, calculators, software, source code, data and documents, except that Employee may retain the laptop computer in his possession. The Company will not pay the Release Proceeds to the Employee until all such Company equipment has been returned. Employee also agrees to promptly return any subsequently discovered property in his or her possession after the Return Date.

7)	Taxes. For tax purposes, the Release Proceeds are deemed to be a settlement for lost compensation. As a result, the Company is required to and will make appropriate federal and state tax withholdings from the Release Proceeds. The Company will also make any other payroll deductions that Employee has authorized in writing.

Compensation and/or Benefits Through Termination Date. The Company will pay to Employee his base salary through the Termination date as well as any remaining commissions for FY2008 including but not limited to Q4 commissions in accordance with the FY2008 Sales Plan; all accrued Vacation and Employee Stock Purchase Plan contributions accrued. The Company will also pay for health benefit coverage through the end of the month in which the Termination Date occurs, minus any Employee contributions.

The Parties agree that the amounts set forth in this Agreement are accurate and that neither Employee nor Company shall have any recovery against the other for amounts alleged to have been overpaid or underpaid on or before the Effective Date. The payments and benefits described in this Paragraph 7 are separate and distinct from the Release Proceeds and are not part of the consideration provided by the Company for the Employee’s release and other duties and obligations under this Agreement.

8)	Stock Options. As of the Termination Date, Employee has fully vested in options (“Options”) to purchase shares of Magma’s common stock as set forth in the Stock Closing Statement (“Closing Statement”). A copy of the Closing Statement was provided to Employee as part of the separation documents. To the extent Employee has been granted options under the Option Agreement, which have not vested as of the Termination Date, employee shall be entitled to an additional vesting period as set forth in a separate consulting arrangement that is separate and apart from this agreement.

9)	Opportunity to Review; Time to Revoke; Advice to Seek Counsel; Knowing and Voluntary Assent to Agreement. Employee acknowledges that Magma gave him or her the opportunity to consider this Agreement for a maximum of 45 days and that he or she has read this Agreement and fully understands its terms.

a)	Employee understands that he or she may revoke this Agreement within 7 days after its execution. In order to revoke this Agreement, the Employee must deliver a written notice of revocation to the following: Camellia N. Ngo, Vice President, Human Resources, 1650 Technology Drive, San Jose, CA 95110.

b)	If the Company does not receive such written notice within 7 days after the execution date, the Employee understands that he or she no longer will be able to revoke this Agreement.

c)	Employee acknowledges that the Company advised the Employee to consult with an attorney before executing this Agreement. The Employee knows and understands the terms of this Agreement and has decided to voluntarily enter into and execute this Agreement.

d)	The Effective Date of this Agreement will be on the 8th day after Employee signs it so long as Employee has not previously revoked the Agreement in writing as described in Paragraph 9(b) above.

10)	No Admission of Wrongdoing. By executing this Agreement, the Company does not admit any liability for any claim or damage caused by or arising out of any actual or alleged act, error or omission against the Employee or any other person.

11)

Trade Secrets and Confidential Information. The Employee agrees not to reveal to any other person or entity any trade secrets or confidential information of the Company, unless ordered to do so by a court or other government authority. The Employee understands that the term “trade secrets” means confidential or proprietary information regarding the Company’s business that is highly sensitive, special or unique to the Company (for example, the source code for the Company’s products). The Employee understands that the term “confidential information” means any information regarding the Company’s business which is not generally known by the public (for example, financial information concerning the Company, lists of the Company’s customers, Company data, etc.). Employee shall return all the Company property except that Employee may retain the laptop computer in his possession and confidential and proprietary information in his or her possession to the Company within three (3) business days from the Termination Date.

12)	Confidentiality of Agreement. The Employee agrees to maintain the terms and provisions of this Agreement confidential. Unless required by law or ordered by a court to do so, the Employee will refrain from disclosing the terms and conditions of this Agreement to another person or entity, except to his family, or as necessary to enforce the terms of this Agreement. This covenant of confidentiality is an essential part of the Agreement.

13)	COBRA Rights. The Employee hereby acknowledges that the Company has advised the Employee that, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Employee has the right to elect continued coverage under the Company’s group health plan, at the Employee’s own expense, for a period of 18 months from the date of the termination of the Employee’s employment. The Employee acknowledges that he/she must make this election within 60 days of the later of: (1) the date the Employee’s coverage ends, –which will be the last day of the month in which the Termination Date falls; or (2) the date of the Employee’s notice of his or her COBRA rights.

14)	Release of Unknown/Unsuspected Claims. The Parties represent that they are not aware of any claim either may have against the other party, other than the claims that are released by this Agreement. Employee expressly waives any rights or benefits available to the Employee in any capacity under the provisions of Section 1542 of the Civil Code of California, which provides in part: “A release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Employee and the Company agree to expressly waive any rights either may have under such Section 1542, as well as under any other statute or common law principles of similar effect.

15)	Non-disparagement. Except as necessary to respond to a subpoena or court order, Employee agrees that he will not disparage the Company, its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any employee, director, or agent of the Company, either verbally or in writing. Except as necessary to respond to a subpoena or court order, the Company likewise agrees that it will not disparage the Employee. This paragraph shall be applicable through January 16, 2009.

16)	Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney’s fees and costs.

17)	Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

18)	Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he or she has the capacity to act on his or her own behalf and on behalf of all who might claim through him or her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law, equity or otherwise, for or against any of the claims or causes of action released herein.

19)	No Representations. Each party represents that it has had the opportunity to consult with an attorney and/or tax advisor, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

20)	Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions of this Agreement shall continue in full force and effect without such provision.

21)	Entire Agreement. This Agreement, and the Proprietary Information and Inventions Agreement, and the FY2008 Sales Plan, and any and all stock agreements between the parties represent the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and compensation by the Company.

22)	No Oral Modification. This Agreement may not be orally modified and may only be amended in writing signed by Employee and the CFO or CEO of the Company.

23)	Governing Law. This Agreement shall be governed by the internal laws of the State of California without regard to its choice of law provisions.

24)	Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Facsimile signatures shall have the same binding effect as original signatures.

25)	Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part of, or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

a.	They have read this Agreement;

b.	They understand the terms and consequences of this Agreement and of the releases it contains; and

c.	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Magma Design Automation, Inc.	Saeid Ghafouri, an Individual

/s/ Peter Teshima	/s/ Saeid Ghafouri
Peter Teshima CFO Date: April __2_, 2008	Date: 3/21/08